EXHIBIT 10.4

FORM OF
SECOND AMENDED AND RESTATED
NON-COMPETITION AND SEVERANCE AGREEMENT

This Second Amended and Restated Non-Competition and Severance Agreement (this “Agreement”) is made and entered into as of the 8th day of July, 2008, by and between CHATTEM, INC., a Tennessee corporation (the “Company”) and __________________________ (the “Executive”).

WITNESSETH

WHEREAS, the Company is desirous of assuring itself of continuity of management through the hiring and retention of certain key executives, and to foster their unbiased and analytical assessment of any offer to acquire control of the Company; and

WHEREAS, the Company desires to impose upon the Executive obligations of confidentiality and to restrict his ability to obtain employment with certain competitors of the Company; and

WHEREAS, the Company and the Executive have previously entered that certain Non-Competition and Severance Agreement dated October 28, 2005, which provides certain benefits in the event of a change in control of the Company;

WHEREAS, the Company desires to amend and restate the Agreement in the form hereinafter set forth to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and to make certain other beneficial changes; and

WHEREAS, the Executive is willing to accept obligations of confidentiality and non-competition and to agree to the changes set forth herein in exchange for specified additional severance benefits provided hereunder.

NOW, THEREFORE, the Company and the Executive do hereby agree as follows:

1.    Term.  The term of this Agreement shall commence as of the day and year first above written and continue indefinitely thereafter for a period ending with the termination of the Executive’s employment with the Company.  Notwithstanding the foregoing, the expiration of the term of this Agreement shall not affect any right or obligations continuing thereafter as specifically set forth herein.

2.    Confidentiality Obligations.  The Executive agrees to maintain all confidential information and trade secrets obtained during the course of his employment with the Company as confidential and to disclose the same to no one, other than in the furtherance of the Company’s business in the normal course or to a fellow employee with a reasonable need to know, unless the Executive can demonstrate by documentary evidence that such information was (1) known to him prior to his employment with the Company; (2) subsequently became part of the public domain through no fault of his own; or (3) was subsequently disclosed to him by a third party not in violation of any obligation of confidentiality and non-use with the Company.  The Executive agrees to maintain such confidential information and trade secrets as confidential during the term of this Agreement and, for confidential information for a period of twelve (12) months thereafter and, for trade secrets for so long as the information remains a trade secret.  It is agreed that, for purposes of this Agreement, the term “confidential information” shall mean any and all information relative to the Company which is unpublished or not readily available to the general public, and the term “trade secrets” means information, without regard to form, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, persons other than the Company who can obtain economic value from its disclosure or use, and is the subject of efforts by the Company that are reasonable under the circumstances to maintain its secrecy.

3.    Non-Compete.  In the event of a Change in Control (as hereinafter defined) while Executive is employed by the Company and the termination of Executive’s employment entitling Executive to the Severance Benefit, Executive will not, for a period of twelve (12) months after such termination of employment, accept compensation or anything of value from, nor offer or provide any services, including consulting services, to any person, company, partnership, joint venture or other entity which has or does a significant business involving, in whole or in part, over-the-counter drugs, functional toiletries or dietary supplements which are competitive with the products of the Company marketed and sold during the term of this Agreement up through the date of termination of employment with annual sales for the Company’s most recently completed fiscal year in excess of $10 million.  This provision applies only to persons or entities selling the above specified products in competition with the Company through food, drug or mass merchandiser channels of distribution in the United States.

4.    Severance Benefits.  If the Company Discharges or Constructively Discharges the Executive during the term of this Agreement within twenty-four (24) months after the occurrence of a Change in Control, the Executive shall receive the Severance Benefit.  If the Company’s shareholders approve a merger or other transaction which results in a Change in Control and the Company Discharges or Constructively Discharges the Executive on or after the date of the related shareholder meeting but before the actual date of the Change in Control, Executive shall be deemed to have been Discharged or Constructively Discharged immediately following the Change in Control.  In addition, after a Change in Control, the Executive shall be entitled to resign his employment with the Company and receive the Severance Benefit (a “Resignation”) at any time during the period commencing one-hundred and eighty (180) days after the Change in Control and ending two-hundred and forty (240) days after the Change in Control notwithstanding that the fact that no Discharge or Constructive Discharge has occurred. These terms are hereby defined as follows:

A.	“Change in Control” shall mean the occurrence of any one of the following events:

(i)	the sale by the Company of all or substantially all of its assets or the consummation by the Company of any merger,

consolidation, reorganization, or business combination with any person, in each case, other than in a transaction:

(a)
in which persons who were shareholders of the Company immediately prior to such sale, merger, consolidation, reorganization, or business combination own, immediately thereafter, (directly or indirectly) more than 50% of the combined voting power of the outstanding voting securities of the purchaser of the assets or the merged, consolidated, reorganized or other entity resulting from such corporate transaction (the “Successor Entity”);

(b)	in which the Successor Entity is an employee benefit plan sponsored or maintained by the Company or any person controlled by the Company; or

(c)
after which more than 50% of the members of the board of directors of the Successor Entity were members of the Board of Directors of the Company (the “Board”) at the time of the action of the Board approving the transaction (or whose nominations or elections were approved by at least 2/3 of the members of the Board at that time);

(ii)
the acquisition directly or indirectly by any “person” or “group” (as those terms are used in Sections 13(d), and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), including without limitation, Rule 13d-5(b)) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 30% or more of the combined voting power of the Company’s then-outstanding voting securities, other than:

(a)
an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company;

(b)	an acquisition of voting securities by the Company or a person owned, directly or indirectly, by the holders of at least 50% of the voting power of the Company’s then outstanding securities in substantially the same proportions as their ownership of the stock of the Company;

(c)	an acquisition of voting securities from the Company; or

(d)	an acquisition of voting securities pursuant to a transaction described in clause (i) of this definition that would not be a Change in Control under clause (i); and

for purposes of clarification, an acquisition of the Company’s securities by the Company that causes the Company’s voting securities beneficially owned by a person or group to represent 30% or more of the combined voting power of the Company’s then-outstanding voting securities is not to be treated as an “acquisition” by any person or group for purposes of this clause (ii);

(iii)	a change in the composition of the Board that causes less than a majority of the directors of the Company to be directors that meet one or more of the following descriptions:

(a)	a director who has been a director of the Company for a continuous period of at least 24 months;

(b)
a director whose election or nomination as director was approved by a vote of at least 2/3 of the then directors described in clauses (iii)(a), (b) or (c) of this definition by prior nomination or election, but excluding, for the purposes of this subclause (b), any director whose initial assumption of office occurred as a result of an actual or threatened (i) election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board or (ii) tender offer, merger, sale of substantially all of the Company’s assets, consolidation, reorganization, or business combination that would be a Change in Control under clause (i) on the consummation thereof; or

(c)	a director who was serving on the Board as a result of the consummation of a transaction described in clause

(i) that would not be a Change in Control under clause (i); or

(iv)
the approval by the Company’s shareholders of a liquidation or dissolution of the Company other than in connection with a transaction described in clause (i) of this definition that would not be a Change in Control thereunder.

Except as otherwise specifically defined in this definition, the term “person” means an individual, corporation, partnership, trust, association or any other entity or organization.

B.
“Discharges”:  terminates the Executive for any reason other than indictment or conviction for a felony or other crime involving substantial moral turpitude, disability, death, alcoholism, drug addiction or the gross, active misfeasance of the Executive with regard to his duties with the Company.

C.
“Constructively Discharges”:  changes location or reduces the Executive’s status, duties, responsibilities or direct or indirect compensation, (including future increases commensurate with those given other managers of the Company), or so alters the style or philosophy of the conduct of the Company’s business, in the opinion of the Executive, as to cause it to be undesirable to the Executive to remain in the employ of the Company, any of which events shall be deemed to occur on the date the Executive provides written notice to the Company of the circumstances constituting a Constructive Discharge.

D.	“Severance Benefit”: a payment equal to two-hundred percent (200%) of the Executive’s “annualized includible compensation for the base period” as defined in Section 280G(d) of the Code.

    Notwithstanding the foregoing Severance Benefit formula, any payments to which the Executive is entitled upon Discharge or Constructive Discharge or Resignation from the Company shall be adjusted so that the aggregate present value of all “parachute payments” (as defined in Section 280G(b)(2) of the Code) to which the Executive is entitled is less than 300% of the Executive’s “annualized includible compensation for the base period” as defined in Section 280G(d) of the Code.  The determination as to whether there is any adjustment (and the extent thereof) in the payments due the Executive because of this paragraph shall be made in writing within thirty (30) days after Discharge or Constructive Discharge or Resignation, by the Company’s independent accountants, compensation consultants or legal counsel (“Independent Advisor”) on the date of the Change in Control and shall be final and binding on the Executive and the Company.  The Company shall furnish said Independent Advisor with all data required to make said determination within ten (10) days after Discharge, or Constructive Discharge or Resignation.  If there is any such adjustment, the Executive may request which payments or distributions shall be reduced and the Company may acquiesce in such request if permitted under applicable law.

    If, notwithstanding the foregoing, it is established pursuant to the final determination of a court or the Internal Revenue Service that payments have been made to, or provided for the benefit of, Executive by the Company which are subject to the excise tax of Section 4999, the Company shall reimburse, or pay for the benefit of, the Executive such excise tax and indemnify and hold the Executive harmless, on an after-tax basis, for any additional excise, income or employment taxes, including interest and penalties, imposed as a result of such final determination with any such reimbursements being made no later than the end of the taxable year of the Executive following the taxable year in which the excise tax is remitted.

5.    Payment.  The Severance Benefit shall be paid to the Executive in a lump sum not later than thirty (30) days after Discharge or Constructive Discharge or Resignation.  No interest shall be due upon the Severance Benefit unless it is not paid when due and in which case interest shall accrue thereon at the applicable Federal rate used to determined present value under Section 280G of the Code.

Notwithstanding the foregoing, in the event the Executive is a “specified employee” within the meaning of Section 409A of the Code and the regulations thereunder as of the date of Discharge, Constructive Discharge or Resignation, the Severance Benefit under this Section 3 shall be paid six (6) months after the date of Discharge, Constructive Discharge or Resignation as required by Section 409A, or, if earlier, the date of death of the Executive.

6.    Continuation of Benefits.  If the Executive becomes entitled to the Severance Benefit in accordance with Section 4 hereof, the Company shall continue to provide health, medical and life insurance in accordance with the following rules:

A.           General Rule.  If Executive is eligible for the Severance Benefit under Section 4 and timely elects COBRA coverage under the provisions of Section 4980B of the Code in connection with Executive’s termination of employment, the Company shall reimburse Executive for the COBRA coverage premiums Executive pays each month to purchase such coverage from the Company for Executive and, if so elected, for Executive’s eligible dependents, and the reimbursement for one month shall be made no later than the end of the immediately following month; provided, however, such reimbursement shall be made for no more than 24 months of COBRA coverage.

B.           Special Rules.

(i).           COBRA Coverage Expires.  If Executive’s COBRA coverage expires in less than 24 months and Executive elects before the expiration of such COBRA coverage to continue to purchase from the Company coverage identical to COBRA coverage under this Section 6.B(i) at 100% of the then COBRA coverage premium, Executive may purchase such coverage until the  total number of months of coverage Executive has purchased under Section 6.A and  this Section 6.B(i) equals 24.  The Company shall reimburse Executive for such premiums, and the reimbursement for premiums paid for one month shall be made no later than the end of the following month.

(ii).           Additional Coverage.  If Executive elects before the expiration of Executive’s coverage under Section 6.A or Section 6.B(i), whichever comes last, to continue to purchase from the Company coverage identical to COBRA coverage under this Section 6.B(ii), Executive may purchase such coverage at Executive’s expense at 100% of the then COBRA coverage premium for a period which shall not exceed 18 additional months, provided Executive pays such premiums at the same time and in the same manner as the Company then requires for premium payments to purchase COBRA coverage.

C.           Life Insurance.  In addition, if Executive is eligible for the Severance Benefit under Section 4, the Company shall reimburse Executive for life insurance premiums Executive pays each month to purchase life insurance coverage at substantially the same level of benefits as the Executive has at the date of termination of employment, and the reimbursement for one month shall be made no later than the end of the immediately following month.  Such payments shall continue through the twenty-fourth (24th) month following Executive’s termination of employment.  Notwithstanding the foregoing subsections, in the event the Executive is a “specified employee” within the meaning of Section 409A of the Code and the regulations thereunder as of the date of termination of employment, the reimbursements under this subsection 6C shall accrue during the first six (6) months after the date of termination of employment and be paid on the first day of the seventh (7th) month after the date of termination of employment as required by Section 409A, or, if earlier, the date of death of the Executive.  Thereafter, subsequent reimbursements shall be made in the time and manner set forth in this subsection 6C.

7.    Injunction.  Executive expressly recognizes that any breach of the provisions of this Agreement is likely to result in irreparable injury to Company and that monetary damages may not adequately compensate Company for such breach.  Therefore, Executive agrees that Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction not only to obtain damages for any breach of this Agreement, but also to enforce the specific performance of this Agreement by Executive and to enjoin Executive from activities in violation of this Agreement.  Further, Executive agrees that any breach of the provisions of this Agreement shall automatically toll and suspend the period of restraint for the amount of time that the breach continues.

8.    Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal executive offices addressed to the President.

9.    Non-Alienation.  The Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law.  Notwithstanding the foregoing provisions, in the event that the Executive dies following Discharge or Constructive Discharge or Resignation after a Change in Control but before receiving all of his Severance Benefit, the unpaid Severance Benefit shall be paid to his Estate in accordance with the terms of this Agreement.

10.    Governing Law.  The provisions of this Agreement shall be construed in accordance with the laws of the State of Tennessee.  Executive and the Company agree that any proceeding arising out of or in connection with this Agreement may be brought in the courts of Hamilton County, Tennessee, and Executive and the Company waive, to the fullest extent permitted by applicable law, any objection either may have to the appropriate venue of such court in any such proceeding.

11.    Amendment.  This Agreement may not be amended or cancelled except by the mutual agreement of the parties in writing.

12.    Successors to the Company.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company.

13.    Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

_____________________________________ CHATTEM, INC. By: __________________________________ Name: _______________________________ Title: _________________________________